Exhibit 10.3
[Date]

Re:    Award Agreement - Grant of Performance Units

Dear ____________,

Congratulations! In recognition of your continued dedication to Vera Bradley, we are pleased to award you with a discretionary grant of Performance Units ("Award"). This letter constitutes an Award Agreement between you and Vera Bradley regarding the terms and conditions of the grant. In order for the Award referenced in this Award Agreement to become effective, you must electronically accept your grant no later than two weeks from the grant date.
While complete details of this grant are defined in the enclosed documents, a high-level summary of this Award is as follows:

Type of Grant	Discretionary grant of Performance Units (“Performance RSUs”). This is a one-time, discretionary grant to reward you for your continued contribution to the success of Vera Bradley.

Number of Performance RSUs	[Insert XX]

Date of Grant of Award	[Insert XX]

Performance Period	[Insert XX]

Earning of Performance RSUs
The Performance RSUs will be divided into three equal tranches of 1/3 each (each a separate "Tranche") of the total Award and allocated to each of the three fiscal years of the Company ending during the Performance Period, with each such fiscal year being considered a performance year ("Performance Year"). Importantly, each Tranche of Performance RSUs must be "earned" and "vested" before it will be settled in the form of Shares of the Company. Except as otherwise provided herein, (i) each Tranche of Performance RSUs will be deemed earned only if the Earnings Per Share (as defined in the [Insert XX] Restricted Stock Unit/Performance Unit Terms and Conditions) of the Company for the applicable Performance Year meets or exceeds the threshold level established by the Compensation Committee for such Performance Year, and (ii) each Tranche of Performance RSUs will be deemed vested only if you are continuously employed with the Company throughout the Performance Period.

Performance Level* for each Tranche
	Threshold	Target	Excellence
Performance Level Attainment as % of Target [Insert FYXX]	[Insert XX]	[Insert XX]	[Insert XX]
Performance Level Attainment as % of Target [Insert FYXX]	[Insert XX]	[Insert XX]	[Insert XX]
Performance Level Attainment as % of Target [Insert FYXX]	[Insert XX]	[Insert XX]	[Insert XX]
Payout level** for Tranche of Performance RSUs	[Insert XX]	[Insert XX]	[Insert XX]

* The actual number of Performance RSUs allocated to each Tranche that can be earned under this Award Agreement is based on the level of performance achieved (as summarized in the table above) during the applicable Performance Year and can range from 0% of the "Target" (for performance levels below the "Threshold" level) to a maximum of [Insert XX]% of the "Target" (for performance levels at or above the "Excellence" level).

** Payout levels for each Tranche of Performance RSUs are based on the attained percentage of the target Earnings Per Share for each respective Performance Year (using linear interpolation for results falling between the three performance levels).

Termination of Service
In general, should your Service with Vera Bradley be terminated prior to the last day of the Performance Period, all then outstanding Performance RSUs (whether or not one or more Tranches have been earned as a result of the Earnings per Share for such Performance Year) will be forfeited to the Company. However, the following provisions will apply if, during the Performance Period, you cease providing Services due to death, Disability or Retirement (and provided that you have not otherwise engaged in an act that would constitute Cause):

• Death or Disability: In the event that your Service with the Company terminates as a result of your death or Disability during the Performance Period, (i) with respect to Performance Years that have been completed at the time of such death or Disability, each such Tranche shall be earned only to the extent of actual performance for such Performance Year, and (ii) with respect to Performance Years that have not been completed at the time of such death or Disability, each such Tranche shall be deemed to be earned based on the "Target" level of performance for such Performance Year, but prorated based on the number of full fiscal months (in which you provided Service throughout such month) during the Performance Period. Any such earned Awards shall become fully vested and paid out in Shares of Company stock pursuant to the settlement provisions below. For purposes of this Award Agreement, "Disability" shall have the meaning assigned to such term in the 2010 Plan.

• Retirement:  In the event your Service terminates as a result of your Retirement during the Performance Period, each Tranche of outstanding Awards shall be treated as earned (i) with respect to Performance Years that have been completed at the time of such Retirement, each such Tranche shall be earned and vested only to the extent of actual performance for such Performance Year, and (ii) with respect to Performance Years that have not been completed at the time of such Retirement, each such Tranche shall be deemed to be earned based on the actual performance level attained for such Performance Year, but prorated based on the number of full fiscal months (in which you provided Service throughout such month) during the Performance Period. Any such earned Awards shall become fully vested and paid out in Shares of Company stock pursuant to the settlement provisions below. For purposes of this Award Agreement, "Retirement" shall have the meaning assigned to such term in the 2010 Plan.

If your Service with the Company shall terminate during the Performance Period for any reason other than death, Disability, or Retirement, all Performance RSUs granted hereunder (whether or not a Tranche was previously earned) shall be forfeited to the Company.

Change in Control
Notwithstanding anything to the contrary in this Award Agreement, in the event of the consummation of a Change in Control of the Company (and provided that you remain continuously employed with the Company until such Change in Control) during the Performance Period, then each Tranche of outstanding Awards shall be treated as earned (i) with respect to Performance Years that have been completed at the time of such Change in Control, such Tranche shall be earned and vested only to the extent of actual performance for such Performance Year, and (ii) with respect to Performance Years that have not been completed at the time of such Change in Control, each such Tranche shall be deemed to be earned at the Target level, with any such earned Performance RSUs becoming fully vested. Performance RSUs payable upon a Change in Control shall be paid immediately prior to the Change in Control in the form of one Share of Company stock for each vested Performance RSU. Partial Shares (along with any accumulated dividends) will be paid in cash at the same time the Shares are delivered.

Settlement
Except as it applies to Tranches that are deemed to be earned at "Target" and become payable due to a Change in Control or due to termination of Service as a result of death or Disability, no Awards will become payable unless the Committee certifies that the performance goals in the Award Agreement have been attained with respect to the applicable Performance Year during the Performance Period in a manner that complies with Code Section 162(m) and the 2010 Plan. Any earned Performance RSUs will be paid in the form of one Share of Company stock for each earned whole Performance RSU. Delivery of the Share(s) will be made, including delivery with respect to a Disabled Participant, or to the estate of a deceased Participant, after the end of the Performance Period and not later than the 15th day of the third month following the end of the Performance Period. Shares will be credited to an account established for the benefit of the Participant with the Company's administrative agent. The Participant will have full legal and beneficial ownership with respect to the Shares at that time. Partial Shares (along with any accumulated dividends) will be paid in cash at the same time the Shares are delivered.

Withholding Taxes
You acknowledge and agree that the Company shall have the power and the right to deduct or withhold, an amount sufficient to satisfy federal, state, and local taxes (including your FICA obligation), domestic or foreign, required by law to be withheld with respect to this Award.

These Performance RSUs have been granted under and are governed by the terms and conditions of the Vera Bradley, Inc. 2010 Equity and Incentive Plan (the “2010 Plan”), as amended. The enclosed Statement of General Information and Availability of Information for the 2010 Plan forms part of a Section 10(a) prospectus covering securities that have been registered under the

Securities Act of 1933, as amended. This document is also enclosed to provide further information and background. Any term capitalized herein but not defined will have the meaning set forth in the 2010 Plan.
Please see the enclosed Fiscal [Insert XX] Long Term Incentive Restricted Stock Unit/Performance Unit Terms and Conditions for further information regarding your Award. It is very important that you keep these documents in a safe place because they describe your rights and responsibilities under the Performance Units and 2010 Plan and explain where and how to obtain other documents and information to which you are entitled.

Again, thank you for your continued contribution to the success of our organization! Your efforts are applauded and truly appreciated. If you have any questions regarding this discretionary grant, please contact Julie North, Vice President - Human Resources.

Sincerely,

Rob Wallstrom

Acknowledgement & Acceptance of Award Agreement and Related Terms

By your electronic acceptance of this grant and the signature of the Company’s representative (above) on this Award Agreement, you and the Company agree that this Award of Performance Units is granted under and governed by the terms and conditions of the 2010 Plan, the Fiscal [Insert XX] Long Term Incentive Restricted Stock Unit/Performance Unit Terms and Conditions and this Award Agreement. You acknowledge that you have reviewed the 2010 Plan, Fiscal [Insert XX] Long Term Incentive Restricted Stock Unit/Performance Unit Terms and Conditions, and this Award Agreement in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Award Agreement, and fully understand all provisions of the 2010 Plan, Fiscal [Insert XX] Long Term Incentive Restricted Stock Unit/Performance Unit Terms and Conditions and this Award Agreement. Further, by your electronic acceptance of this grant, you hereby agree to (i) accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the 2010 Plan, Fiscal [Insert XX] Long Term Incentive Restricted Stock Unit/Performance Unit Terms and Conditions and this Award Agreement, and (ii) notify the Company upon any change in your residence address.

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